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                                                            Exhibit 99-B.10.1

                        Consent of Independent Auditors




The Board of Directors of Aetna Life Insurance and Annuity Company and Contract Owners of Aetna Variable Annuity Account B:

We consent to the use of our reports dated January 31, 1995 and February 7, 1995 included herein and to the reference to our Firm under the caption "INDEPENDENT AUDITORS" in the Statement of Additional Information.

Our report dated February 7, 1995 refers to a change in 1993 in the Company's methods of accounting for certain investments in debt and equity securities and reinsurance contracts, and a change in 1992 in the Company's methods of accounting for income taxes and post retirement benefits other than pensions.


                                     /s/ KPMG Peat Marwick LLP
                                     -------------------------
                                     KPMG Peat Marwick LLP

Hartford, Connecticut
February 16, 1996